Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement on Form S-3 of our report dated March 26, 2007, appearing in the Annual Report on Form 10-K of Hill International, Inc. for the year ended December 30, 2006 and to the reference to us under the heading “Experts” in the Prospectus.

/s/ Amper, Politziner & Mattia, P.C.

December 13, 2007
Edison, New Jersey